Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

POLYCOM, INC.

a Delaware Corporation

                Polycom, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

                FIRST:  That the name of this corporation is Polycom, Inc., and that this Corporation was originally incorporated on December 13, 1990, under the name Polycom Corporation.

                SECOND:  That the Board of Directors of this Corporation as of October 23, 2002, duly adopted resolutions proposing to restate the Amended and Restated Certificate of Incorporation of the Corporation, declaring said restatement to be advisable and in the best interests of the Corporation and its stockholders, which resolution setting the proposed restatement is as follows:  “RESOLVED, that the Amended and Restated Certificate of Incorporation of this Corporation as heretofore amended or supplemented, be restated and integrated to read in its entirety as follows (the “Restated Certificate of Incorporation”):

ARTICLE I

                The name of this corporation is Polycom, Inc.

ARTICLE II

                The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road, County of New Castle, Wilmington, Delaware, 19805.  The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE III

                The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

Section 1.               Classes of Stock.  This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the corporation is authorized to issue is One Hundred

Eighty Million (180,000,000) shares.  One Hundred Seventy-Five Million (175,000,000) shares shall be Common Stock, with a par value per share of $.0005, and Five Million (5,000,000) shares shall be Preferred Stock, with a par value per share of $.001.

Section 2.               Preferred Stock.  The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i)            The number of shares constituting that series and the distinctive designation of that series;

(ii)           The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii)          Whether that series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)          Whether that series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)           Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable on case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi)          Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii)         The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii)        Any other relative rights, preferences and limitations of that series.

Section 3.               Series A Preferred Stock.

(a)   Designation and Amount.  One Hundred Seventy Five Thousand (175,000) shares of Preferred Stock shall be designated as “Series A Preferred Stock.”

(b)   Proportional Adjustment.  In the event the Corporation shall at any time after the issuance of any share or shares of Series A Preferred Stock (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Corporation shall simultaneously effect a proportional adjustment to the number of outstanding shares of Series A Preferred Stock.

(c)   Dividends and Distributions.

(i)            Subject to the prior and superior right of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for such purpose, quarterly dividends payable in cash on the last day of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock.

(ii)           The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (i) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

(iii)          Dividends shall begin to accrue on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

(d)   Voting Rights.  The holders of shares of Series A Preferred Stock shall have the following voting rights:

(i)            Each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation.

(ii)           Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(iii)          Except as required by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(e)   Certain Restrictions.

(i)            The Corporation shall not declare any dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Common Stock after the first issuance of a share or fraction of a share of Series A Preferred Stock unless concurrently therewith it shall declare a dividend on the Series A Preferred Stock as required by subsection (c) of this Section 3 hereof.

(ii)           Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in subsection (c) of this Section 3 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(A)          declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(B)           declare or pay dividends on, make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(C)           redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock;

(D)          purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(iii)          The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (i) of this subsection (e), purchase or otherwise acquire such shares at such time and in such manner.

(f)    Reacquired Shares.  Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

(g)   Liquidation, Dissolution or Winding Up.  Upon any liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends on such shares of Series A Preferred Stock.

(h)   Consolidation, Merger, etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

(i)    No Redemption.  The shares of Series A Preferred Stock shall not be redeemable.

(j)    Ranking.   The Series A Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

(k)   Amendment.   This Certificate shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class.

(l)    Fractional Shares.  Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

Section 4.               Special Voting Stock.

(a)   Authorized Number and Designation.  One share of Preferred Stock shall be designated as “Special Voting Stock.”

(b)   Dividends and Distributions.  The holders of Special Voting Stock shall not be entitled to receive any dividends declared and paid by the Corporation.

(c)   Voting Rights.  Except as otherwise required by law or by this Restated Certificate of Incorporation, the holders of record of the Special Voting Stock will be entitled to all of the voting rights, including the right to vote in person or by proxy, of the Special Voting Stock on any matters, questions, proposals or propositions whatsoever that may properly come before the shareholders of the Corporation at a meeting at which holders of the Common Stock are entitled to vote (“Company Meeting”) or with respect to all written consents sought by the Corporation from its shareholders including the holders of the Common Stock (“Company Consent”).  The holders of record of the Special Voting Stock shall have a number of votes (“Voting Rights”) at a Company Meeting or with respect to a Company Consent equal to the number of votes that the holders (“Shareholders”) of non-voting exchangeable shares (“Exchangeable Shares”) of 3048685 Nova Scotia Limited would be entitled to if all such Exchangeable Shares were exchanged by the Shareholders for shares of the Common Stock.  In respect of all matters concerning the Voting Rights, the Special Voting Stock and the Common Stock shall vote as a single class.

(d)   Fractional Interests.

(i)            Pursuant to the terms of that certain Voting and Exchange Agreement by and among the Corporation, 3045857 Nova Scotia ULC, 3048685 Nova Scotia Limited and each Shareholder, each Shareholder of Exchangeable Shares will be issued a fractional interest (“Fractional Interest”) in the sole share of Special Voting

Stock initially equal to the fraction obtained by dividing (i) the number of Exchangeable Shares held by such Shareholder at the time of the issuance of such fractional interest, by (ii) the total number of Exchangeable Shares outstanding at such time.  The Fractional interest of each Shareholder will automatically adjust from time to time, without any further action of the Corporation or the Shareholders, upon any change in the number of issued Exchangeable Shares such that each Shareholder’s Fractional Interest at any time shall equal the fraction obtained by dividing (i) the number of Exchangeable Shares held by such Shareholder at such time, by (ii) the total number of Exchangeable Shares outstanding at such time.

(ii)           The Fractional Interest of each Shareholder shall entitle such Shareholder to cast and exercise at each Company Meeting or on all Company Consents a number of votes equal to the number of votes to which a holder of one Common Stock is entitled to cast and exercise thereat or with respect thereto for each Exchangeable Share owned of record by such Shareholder on the record date established by the Corporation for such Company Meeting or Company Consent, as the case may be.

(iii)          At such time as the Special Voting Stock has no votes attached to it because there are no Exchangeable Shares outstanding which are not owned by the Corporation, any of its subsidiaries or any person directly or indirectly controlled by or under common control of the Corporation, the Special Voting shall be cancelled.

(e)   Liquidation Preference.  Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and subject to any prior rights of holders of shares of Preferred Stock ranking senior to the Special Voting Stock, the holders of the share of Special Voting Stock shall be paid an amount totaling $0.001, together with payment to any class of stock ranking equally with the Special Voting Stock, and before payment shall be made to the holders of any stock ranking on liquidation junior to the Special Voting Stock.

(f)    Ranking.  The Special Voting Stock shall rank junior to all other series of the Preferred Stock, unless the terms of any such series shall provide otherwise.

Section 5.               Common Stock.

(a)   Dividend Rights.  Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

(b)   Redemption.  The Common Stock is not redeemable.

(c)   Voting Rights.  The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

                Except as otherwise provided in this Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the corporation.

ARTICLE VI

                The number of directors of the corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.

ARTICLE VII

                Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE VIII

                Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

ARTICLE IX

                To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as the same may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

                Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

                The corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.”

                THIRD:  This Restated Certificate of Incorporation has been duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of

 Delaware.  This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation’s certificate of incorporation as theretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

                IN WITNESS WHEREOF, the undersigned has executed this Restated Certificate of Incorporation on this 23 day of December, 2002.

POLYCOM, INC.

/s/ MICHAEL R. KOUREY
Michael R. Kourey, Secretary